UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2007

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In a Form 8-K and related press release on July 31, 2007, Harte-Hanks previously announced the retirement in early 2008 of its Chief Executive Officer, Richard Hochhauser, after which Mr. Hochhauser will serve as a consultant for a three-year period. Harte-Hanks also previously announced in the Form 8-K and press release that Kathy Calta, Executive Vice President, will leave Harte-Hanks in early 2008 to pursue other professional opportunities and that Ms. Calta would remain in a transitional role reporting to the Chief Executive Officer until her departure. On August 29, 2007, Harte-Hanks and Mr. Hochhauser entered into a transition and consulting agreement, and Harte-Hanks and Ms. Calta entered into a transition agreement. Harte-Hanks expects these transactions to be expensed during the third quarter of 2007 and to result in incremental expense of approximately $3.5 million.

Hochhauser Transition and Consulting Agreement

The following description of Mr. Hochhauser’s transition and consulting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. Pursuant to the agreement, Mr. Hochhauser will remain employed as the Chief Executive Officer through February 4, 2008 and will not stand for re-election to Harte-Hanks’ Board of Directors at the May 2008 annual meeting of shareholders.

During the employment term, subject to the terms and conditions of the agreement, Mr. Hochhauser will continue to be entitled to the following compensation and benefits: (1) payment of his current base salary and monthly automobile allowance, (2) participation in Harte-Hanks’ 2007 annual incentive compensation plan under its existing terms, and (3) eligibility to participate in Harte-Hanks’ health, life, and disability insurance plans and Harte-Hanks’ retirement plans, in accordance with the terms of the plans.

Effective as of February 5, 2008 and through February 4, 2011, Mr. Hochhauser will serve as a consultant to Harte-Hanks. During the consulting period, subject to the terms and conditions of the agreement, Mr. Hochhauser will be entitled to the following compensation and benefits: (1) a consulting fee for the period from February 5, 2008 through February 4, 2009 of $162,500 per quarter; for the period from February 5, 2009 through February 4, 2010 of $112,500 per quarter; and for the period from February 5, 2010 through February 4, 2011 of $50,000 per quarter, and (2) a lump sum cash payment in the amount necessary (taking into account applicable taxes) for Mr. Hochhauser to make COBRA continuation coverage payments under Harte-Hanks’ group medical and dental plans in which he (and his spouse or other eligible dependents) are then enrolled for a period of 18 months following the end of the month in which the employment term ends.

Mr. Hochhauser will continue to be bound by his current confidentiality/nondisclosure agreement and non-compete agreement, except that any references in those agreements to the termination or end of his employment shall be deemed to refer instead to the termination or end of Mr. Hochhauser’s consulting period.

The transition and consulting agreement also contains provisions that address (1) any termination of the agreement based on death or disability, termination by Harte-Hanks for cause or termination by Mr. Hochhauser, (2) a release of claims against Harte-Hanks and its affiliated parties by Mr. Hochhauser, and (3) other terms and provisions described in Exhibit 10.1 hereto. The transition and consulting agreement supersedes Mr. Hochhauser’s amended and restated severance agreement effective as of December 15, 2000.

Calta Transition Agreement

The following description of Ms. Calta’s transition agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference. Pursuant to the agreement, Ms. Calta will remain employed as a Corporate Advisor to the Chief Executive Officer during the term of the agreement and will no longer serve as an Executive Vice President or other corporate officer. The employment term under the agreement will terminate on February 5, 2008, unless sooner terminated as provided in the agreement. During the employment term, Ms. Calta will assist in facilitating the orderly transition to her successor as requested from time to time by Harte-Hanks, and Harte-Hanks will arrange for, at its sole expense, any appropriate administrative support to Ms. Calta.

During the employment term, subject to the terms and conditions of the agreement, Ms. Calta will continue to be entitled to the following compensation and benefits: (1) payment of her current base salary and monthly automobile allowance, (2) participation in Harte-Hanks’ 2007 annual incentive compensation plan under its existing terms, and (3) eligibility to participate in Harte-Hanks’ health, life, and disability insurance plans and Harte-Hanks’ retirement plans, in accordance with the terms of the plans. In addition, subject to the terms and conditions of the agreement, Harte-Hanks will pay Ms. Calta on the last day of the employment term a special bonus award of $168,000 and will pay Ms. Calta severance payments in the amount of $40,000 per month for twelve months commencing February 2008.

Ms. Calta will continue to be bound by her current confidentiality/nondisclosure agreement and non-compete agreement.

The transition agreement also contains provisions that address (1) any termination of the agreement based on death or disability, termination by Harte-Hanks for cause or termination by Ms. Calta, (2) a release of claims against Harte-Hanks and its affiliated parties by Ms. Calta, and (3) other terms and provisions described in Exhibit 10.2 hereto.

In accordance with certain regulatory requirements, Ms. Calta may revoke the agreement for a period of seven days following the day she executed the agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Transition and Consulting Agreement, dated as of August 29, 2007, by and between Harte-Hanks, Inc. and Richard Hochhauser

10.2	Transition Agreement, dated as of August 29, 2007, by and between Harte-Hanks, Inc. and Kathy Calta

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: August 30, 2007

By:	/s/ Bryan J. Pechersky
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Transition and Consulting Agreement, dated as of August 29, 2007, by and between Harte-Hanks, Inc. and Richard Hochhauser

10.2	Transition Agreement, dated as of August 29, 2007, by and between Harte-Hanks, Inc. and Kathy Calta